Exhibit 6.4

THE EXHIBITS OF THIS DOCUMENT HAVE BEEN OMITTED BECAUSE THEY ARE NOT MATERIAL TO AN INVESTMENT DECISION AND/OR THE MATERIAL INFORMATION CONTAINED IN SUCH EXHIBITS IS OTHERWISE DISCLOSED IN THE AGREEMENT. THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED EXHIBIT TO THE SEC UPON REQUEST.

LEASE AGREEMENT

FOR

1070 TERRA BELLA AVENUE, SUITE A AND 1080 TERRA BELLA
MOUNTAIN VIEW, CALIFORNIA 94043

BETWEEN

TERRA BELLA PARTNERS LLC
"LANDLORD"

AND

KNIGHTSCOPE, INC.,
A DELAWARE CORPORATION

"TENANT"

LEASE AGREEMENT

ARTICLE 1 DEFINITIONS	3

1.1 Commencement Date	3
1.2 Lease Term	3
1.3 Property	3
1.4 Leased Premises	3
1.5 Building	3
1.6 Permitted Use	3
1.7 Tenant's Minimum Liability Coverage	3
1.8 Tenant's Allocated Share	3
1.9 Address for Notices	4
1.10 Additional Definitions	4
1.11 Prepaid Rent	4
1.12 Security Deposit	4

ARTICLE 2 DEMISE AND POSSESSION	4

2.1 Lease of Premises	4
2.2 Construction of Improvements	4
2.3 Delivery and Acceptance of Possession	4
2.4 Relocation	4

ARTICLE 3 RENT	5

3.1 Base Monthly Rent	5
3.2 Additional Rent	5
3.3 Payment of Rent	5
3.4 Late Charge and Interest Upon Default	5
3.5 Security Deposit	5
3.6 Prepayment of Rent	6

ARTICLE 4 USE OF LEASED PREMISES	6

4.1 Limitation on Use	6
4.2 Compliance with Laws and Private Restrictions	7
4.3 Insurance Requirements	7
4.4 Outside Areas	7
4.5 Signs	7
4.6 Rules and Regulations	8
4.7 Auctions	8
4.8 Parking	8

ARTICLE 5 TRADE FIXTURES AND LEASEHOLD IMPROVEMENTS	9

5.1 Trade Fixtures	9
5.2 Leasehold Improvements	9
5.3 Alterations Required by Law	9

5.4 Landlord's Improvements	9
5.5 Liens	10

ARTICLE 6 REPAIR AND MAINTENANCE	10

6.1 Tenant's Obligation to Maintain	10
6.2 Landlord's Obligation to Maintain	10
6.3 Tenant's Obligation to Reimburse	11
6.4 Operating Expenses Defined	11
6.5 Control of Common Area	12
6.6 Tenant's Negligence	12

ARTICLE 7 WASTE DISPOSAL AND UTILITIES	12

7.1 Waste Disposal	12
7.2 Utilities	13
7.3 Compliance with Governmental Regulations	13

ARTICLE 8 PAYMENT OF TAXES	13

8.1 Real Property Taxes Defined	13
8.2 Tenant's Obligation to Reimburse	14
8.3 Taxes on Tenant's Property	14

ARTICLE 9 INSURANCE	14

9.1 Tenant's Insurance	14
9.2 Landlord's Insurance	15
9.3 Tenant's Obligation to Reimburse	16
9.4 Release and Waiver of Subrogation	16

ARTICLE 10 LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY	16

10.1 Limitation on Landlord's Liability	16
10.2 Indemnification of Landlord	17

ARTICLE 11 DAMAGE TO LEASED PREMISES	17

11.1 Landlord's Duty to Restore	17
11.2 Landlord's Right to Terminate	17
11.3 Tenant's Right to Terminate	18
11.4 Abatement of Rent	18

ARTICLE 12 CONDEMNATION	19

12.1 Taking of Leased Premises	19
12.2 Restoration Following the Taking	19
12.3 Abatement of Rent	19
12.4 Temporary Taking	19
12.5 Division of Condemnation Award	19

ARTICLE 13 DEFAULTS AND REMEDIES	20

13.1 Events of Tenant's Default	20

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13.2 Landlord's Remedies	20
13.3 Landlord's Default and Tenant's Remedies	22
13.4 Waiver	23

ARTICLE 14 ASSIGNMENT AND SUBLETTING	23

14.1 By Tenant	23
14.2 By Landlord	25

ARTICLE 15 TERMINATION	26

15.1 Surrender of the Leased Premises	26
15.2 Holding Over	26

ARTICLE 16 GENERAL PROVISIONS	27

16.1 Landlord's Right to Enter	27
16.2 Subordination	27
16.3 Tenant's Attornment	27
16.4 Mortgagee Protection	27
16.5 Estoppel Certificates and Financial Statements	28
16.6 Notices	28
16.7 Attorneys' Fees	28
16.8 Corporate Authority	28
16.9 Additional Definitions	29
16.10 Miscellaneous	29
16.11 Limitation on Tenant's Recourse	30
16.12 Entire Agreement	30
16.13 Waiver of Jury Trial	30
16.14 Brokers	30
16.15 Energy Ratings Information	30
16.16 California Disability Compliance	30

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Basic Lease Information

Date:	April 1, 2017

Landlord:	Terra Bella Partners LLC

Tenant:	Knightscope, Inc., a Delaware corporation

Commencement Date:	April 1, 2017

Lease Term:	17 Month Term from and after the Commencement Date.

Property Description:	The Property consists of the real property, together with all Buildings and other improvements thereon, commonly known as 1070-1080 Terra Bella Avenue, Mountain View, California 94043 and is depicted on Exhibit A.

Approximate Property Gross Leasable Area:	13,300 square feet

Premises Description:	The Leased Premises is commonly known as "Suite A and 1070 Terra Bella" and is located in the Building commonly referred to by the parties as 1070 Terra Bella Avenue, Mountain View, California 94043, and is depicted on Exhibit B.

Approximate Leased Premises Gross Leasable Area:	4,000 square feet

Tenant's Allocated Share:	30.08%

Tenant's Permitted Use:	General office and research and development, but only to the extent permitted by the City in which the Leased Premises are located and all agencies and governmental authorities having jurisdiction of the Leased Premises.

Tenant's Minimum Liability Insurance Coverage:	$1,000,000.00

Security Deposit:	$6,200.00 (From April 1, 2014)

Base Monthly Rent:	Period	Base Monthly Rent

	April 1, 2017 – August 31, 2018	$14,420.00 ($3.605/SF (NNN))

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Total Prepaid Rent and Security Deposit Due Upon Lease Execution	In Place from Original Lease

Landlord's Address For Notices:	Terra Bella Partners LLC 2580 Wyandotte Street, Suite B Mountain View, California 94043 Attn.: Andrew J. Miller

Tenant's Address For Notices:	The Leased Premises Address

Guaranty:	None.

Brokers:	None.

This Basic Lease Information Document is part of that certain lease agreement between the parties for the Leased Premises, referenced above, and the terms of this document are incorporated into the lease agreement and the terms of the lease agreement are incorporated into this document. In the event of a conflict between this Basic Lease Information and the terms of the Lease Agreement, the terms of the Lease Agreement shall control.

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LEASE AGREEMENT

[NNN LEASE]

This Lease Agreement is dated as of the date on the Basic Lease Information Page, for reference purposes only, by and between Landlord and Tenant who agree as follows.

ARTICLE 1
DEFINITIONS

1.1              Commencement Date: The term "Commencement Date:" shall mean the date set forth on the Basic Lease Information Page.

1.2              Lease Term: The term "Lease Term" shall mean the term of this Lease set forth on the Basic Lease Information Page, commencing on the Commencement Date (plus any partial month, if any, immediately following the Commencement Date if not included in the Lease Term so that the Lease Term ends on the last day of a calendar month).

1.3              Property: The term "Property" shall mean that real property with all improvements now or hereafter located thereon set forth on the Basic Lease Information Page and described on Exhibit A, if attached, containing approximately the gross leasable area set forth on the Basic Lease Information Page (the "Property Gross Leasable Area"); provided, however, that Landlord may change the boundaries and composition of the Property by adding or improving land and/or buildings and thereafter the term "Property" shall refer to such real property as so enlarged or reduced and the amount of the "Property Gross Leasable Area" shall be appropriately adjusted using Landlord's method of measuring square footages consistently applied. Tenant acknowledges that there exists various methods of measuring square footages and all square footages set forth in this Lease are deemed to be correct regardless of later different measurements by Landlord or Tenant. Tenant has had the opportunity to take square footage measurements and is entering into this Lease knowing that the square footages herein are final and binding.

1.4              Leased Premises: The term "Leased Premises" shall mean that portion of the Property set forth on the Basic Lease Information Page and hatch marked on Exhibit B, if attached, containing approximately the gross leasable area set forth on the Basic Lease Information Page ("Tenant's Gross Leasable Area").

1.5              Building: The term "Building" or "Buildings" shall mean the structure(s) located upon the Property.

1.6              Permitted Use: The term "Permitted Use" shall mean only the use set forth on the Basic Lease Information Page.

1.7              Tenant's Minimum Liability Coverage: The term "Tenant's Minimum Liability Insurance Coverage" shall mean the amount set forth on the Basic Lease Information Page.

1.8              Tenant's Allocated Share: The term "Tenant's Allocated Share" shall mean the percentage obtained by dividing Tenant's Gross Leasable Area by the Property Gross Leasable Area, which as of the date of this Lease is set forth on the Basic Lease Information Page.

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1.9              Address for Notices: The term "Address for Notices" shall mean the addresses set forth on the Basic Lease Information Page.

1.10          Additional Definitions: Additional definitions are set forth in Paragraph 16.9, below.

1.11          Prepaid Rent: The term "Prepaid Rent" shall mean the sum set forth on the Basic Lease Information Page.

1.12          Security Deposit: The term "Security Deposit" shall mean the sum set forth on the Basic Lease Information Page.

ARTICLE 2
DEMISE AND POSSESSION

2.1              Lease of Premises: Landlord hereby leases to Tenant and Tenant leases from Landlord, upon the terms and conditions of this Lease, the Leased Premises, on an "as-is" with all faults basis, together with (i) the non-exclusive right to use, in conjunction with other tenants at the Property, not more than Tenant's Allocated Share of the non-reserved parking spaces within the Common Area (subject to the limitations set forth in paragraph 4.9) which right is non-exclusive unless otherwise expressly set forth on the Basic Lease Information Page, (ii) the non-exclusive right to use the surface of the Common Area for ingress to and egress from the Leased Premises and (iii) the non-exclusive right to use the Common Area of the Property as is available for all tenants of the Property consistent with the intended use of such common areas by all tenants. Tenant's lease of the Leased Premises shall be subject to (i) all Laws, (ii) all Private Restrictions, easements and other matters of public record, and (iii) the reasonable rules and regulations from time to time promulgated by Landlord pursuant to paragraph 4.6.

2.2              Construction of Improvements: Any improvement work, and the payment therefor, to be performed by either Landlord or Tenant shall be set forth on a separate work agreement to be attached hereto as Exhibit C.

2.3              Delivery and Acceptance of Possession: Landlord shall use commercially reasonable efforts to deliver possession of the Leased Premises to Tenant by the Commencement Date. If, despite such efforts, Landlord is unable to deliver possession by such date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder. Tenant shall not, however, be obligated to pay Rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Leased Premises to Tenant, and any period of rent abatement that Tenant would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Tenant would otherwise have enjoyed under the terms hereof, but minus any days of delay caused by the acts or omissions of Tenant. By taking possession of the Leased Premises, Tenant shall be conclusively deemed to have accepted the Leased Premises in its then existing condition "AS IS".

2.4              Relocation: Landlord shall have the right at any time during the term of this lease, or any extension or renewal thereof, to substitute other space within the Property for the Leased Premises upon giving Tenant sixty (60) days' advance written notice of said intention. Such relocation space shall be approximately equal in size to the Leased Premises hereunder. Upon the date of such relocation, Tenant's Base Monthly Rent shall be modified to be consistent with the new square footage of the relocation space if such differs from the Leased Premises hereunder.

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ARTICLE 3

RENT

3.1              Base Monthly Rent: Commencing on the Commencement Date and continuing throughout the lease term Tenant shall pay to Landlord Base Monthly Rent as set forth on the Basic Lease Information Page.

3.2              Additional Rent: Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay, as additional rent, (a) any late charges or interest due Landlord pursuant to paragraph 3.4, (b) Tenant's Allocated Share of Operating Expenses as provided in paragraph 6.3, (c) Tenant's Allocated Share of Real Property Taxes as provided in paragraph 8, (d) Landlord's share of the consideration received by Tenant from Transfers as provided in paragraph 14.1, and (e) any other charges due Landlord pursuant to this Lease (collectively "Additional Rent"). Landlord, in its sole but good faith discretion, may create cost pools, or otherwise allocate expenses to certain buildings upon the Property, or to certain tenants of the Property, in order to equitably allocate expenses among the tenants of the Property.

3.3              Payment of Rent: The Base Monthly Rent shall be paid in advance on the first day of each calendar month during the Lease Term. Any Additional Rent shall be due and payable as set forth in this Lease or, if not specifically set forth, within ten (10) days of a written invoice from Landlord for the same. All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever, and without any prior demand therefor, to Landlord at its address set forth above or at such other place as Landlord may designate from time to time. Tenant's obligation to pay rent shall be prorated at the commencement and expiration of the Lease Term. Base Rent and Additional Rent are collectively referred to as "Rent." All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be Rent.

3.4              Late Charge and Interest Upon Default: If any rent or other monetary obligation is not received by Landlord within five (5) days after it becomes due, Tenant shall immediately pay to Landlord a late charge equal to ten percent (10%) of such delinquent rent. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any monetary obligation or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay any monetary obligation due under this Lease in a timely fashion, or for any other default. If any monetary obligation becomes delinquent, then, in addition to any late charge, Tenant shall pay to Landlord interest on such monetary obligation at the maximum legal interest rate allowed by law between contracting parties.

3.5              Security Deposit: Tenant has deposited with Landlord, concurrently with its execution of this Lease, the Security Deposit as security for the performance by Tenant of the terms of this Lease to be performed by Tenant, and not as prepayment of rent. Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (a) to remedy any default by Tenant in the payment of rent; (b) to repair damage to the Leased Premises caused by Tenant; (c) to clean the Leased Premises upon termination of the Lease, and (d) to remedy any other default of Tenant as permitted by law. Tenant shall be provided a security deposit statement and refund, if applicable, pursuant to the time period prescribed by law. Tenant hereby waives the benefit of any restriction on the uses to which the Security Deposit may be put contained in California Civil Code Section 1950.7 or any similar or successor law. In the event the Security Deposit or any portion thereof is so used, Tenant shall pay to Landlord promptly upon demand an amount in cash sufficient to restore the Security Deposit to the full original sum. Landlord shall not be deemed a trustee of the Security Deposit. Landlord may use the

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Security Deposit in Landlord's ordinary business and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit.

3.6              Prepayment of Rent: Tenant has paid to Landlord the Prepaid Rent concurrently with its execution of this Lease, as prepayment of rent for credit against the first installment of Base Monthly Rent and expenses due hereunder.

ARTICLE 4
USE OF LEASED PREMISES

4.1              Limitation on Use: Tenant shall continuously use the Leased Premises throughout the Lease Term solely for the Permitted Use (as described in Article 1) and for no other use. Tenant shall not do anything in or about the Leased Premises which shall (a) interfere with the rights of other tenants, if any, or other individuals outside the Leased Premises, (b) cause structural injury to the Leased Premises, or (c) cause damage to any part of the Leased Premises, except to the extent reasonably necessary for the installation of Tenant's equipment and Trade Fixtures, and then only in a manner which has been first approved by Landlord and in which Tenant can repair the same upon expiration or termination of this Lease. Tenant shall not operate any equipment within the Leased Premises which shall injure, vibrate or shake the Leased Premises, which will overload existing electrical systems or other mechanical equipment servicing the Leased Premises, or which shall impair the efficient operation of the sprinkler system (if any) or the heating, ventilating or air conditioning ("HVAC") equipment servicing the Leased Premises. Any dust, fumes, or waste products generated by Tenant's use of the Leased Premises shall be contained and disposed of so that they do not create a fire or health hazard, damage the Leased Premises, or interfere with the business of other tenants, if any, or any other individuals outside the Leased Premises. Tenant shall not change the exterior of the Building or install any equipment or antennas on the building, and Tenant shall keep the Leased Premises in a clean, attractive and good condition, free from any nuisances. Landlord makes no representation as to whether Tenant's permitted use is allowable under applicable laws and Tenant bears sole responsibility for verifying the same and this lease is not contingent upon nor voidable by Tenant should Tenant not be allowed to conduct its intended use upon the Leased Premises. Tenant acknowledges that Landlord shall have the right to have access to the roof and other portions of the Leased Premises in order to install and maintain any antenna and any ancillary equipment if such is determined to be necessary by Landlord in its sole discretion.

A.                Hazardous Materials: Tenant may not store, use nor bring any hazardous or toxic chemicals, including, but not limited to, any chemicals regulated by any Federal, State and/or local agency or authority ("Hazardous Materials"), upon the Leased Premises absent the consent of the Landlord which may be withheld in Landlord's sole discretion. Landlord and/or Landlord's consultants may inspect the Leased Premises at any and all times to assure Tenant is in compliance with any and all laws applicable to Hazardous Materials.

1.                  Hazardous Materials Disclosure Certificate: Attached hereto as Exhibit D, and incorporated herein by reference is a Hazardous Materials Disclosure Certificate setting forth any Hazardous Materials that Tenant intends to use upon the Leased Premises and which Landlord consents to.

2.                  Compliance With Laws: Tenant shall, at Tenant's sole cost and expense, fully, diligently, and in a timely manner comply with all laws, rules, regulations, ordinances, directives, covenants, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Landlord's engineers and/or consultants, relating in any manner to Hazardous

6

Materials (including but not limited to matters pertaining to (a) industrial hygiene, (b) environmental conditions on, in, under, or about the Leased Premises, including soil and groundwater conditions, and (c) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Tenant shall, within 5 days after receipt of Landlord's written request, provide Landlord with copies of all documents and information evidencing Tenant's compliance with any and all such laws, and shall immediately upon receipt notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint, or report pertaining to or involving failure by Tenant or the Leased Premises to comply with any and all such laws.

3.                  Indemnification: Tenant shall indemnify, protect, defend, and hold Landlord, Landlord's affiliates, Lenders, and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys, and agents of the foregoing harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits, and attorneys' and consultants' fees arising out of or involving any Hazardous Materials on or brought onto the Leased Premises by or for Tenant or by any of Tenant's employees, agents, contractors, servants, visitors, suppliers, or invitees (such employees, agents, contractors, servants, visitors, suppliers, and invitees. Tenant's obligations under this Paragraph shall include, but not be limited to, the effects of any contamination or injury to person, property, or the environment created or suffered by Tenant, and the cost of investigation (including consultants' and attorneys' fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration date or earlier termination of this Lease.

4.2              Compliance with Laws and Private Restrictions: Tenant shall not use the Leased Premises in any manner which violates any Laws or Private Restrictions. Tenant shall promptly comply with all Laws and Private Restrictions, now in affect or hereafter adopted, and shall indemnify and hold Landlord harmless from any liability resulting from Tenant's failure to do so. Landlord makes no representations relating to whether the Leased Premises comply with codes as of the date possession is tendered to Tenant. Tenant assumes full responsibility for code compliance including, without limitation, the Americans With Disabilities Act, Title 24, City Ordinances and all other Federal, State, and Local laws.

4.3              Insurance Requirements: Tenant shall not use the Leased Premises in any manner which will cause the existing rate of insurance upon the Leased Premises to be increased or cause a cancellation of any insurance policy covering the Leased Premises, and shall not sell, keep or use any article in or about the Leased Premises which is prohibited by Landlord's fire and property damage insurance. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are required by such companies to maintain, at standard rates, the insurance coverage carried by either Landlord or Tenant pursuant to this Lease.

4.4              Outside Areas: No materials, supplies, equipment, finished or semi-finished products, raw materials, or articles of any nature shall be stored upon or permitted to remain outside of the building upon the Leased Premises except in fully fenced and screened areas outside the building which have been designed for such purpose and have been approved in writing by Landlord, in Landlord's sole discretion, for such use by Tenant.

4.5              Signs: Tenant shall not place on any portion of the Property any sign, placard, lettering, banner, displays, or other advertising or communicative material which is visible from the exterior of the Building, upon the Leased Premises, including, but not limited to, the windows of the Leased Premises,

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without the prior written approval of Landlord. All approved signs shall strictly conform to all Laws and Private Restrictions and shall be installed at the expense of Tenant. If Landlord so elects, Tenant shall, at the expiration or sooner termination of this Lease, remove all signs installed by it and repair any damage caused by such removal, including but not limited to repainting so that the repaired surface matches the surrounding surface and the area appears as though such sign were never installed. Tenant shall at all times maintain such signs in good condition and repair.

4.6              Rules and Regulations: Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable to all occupants of Landlord's property of which the Leased Premises are a part, for the safety, care, cleanliness and orderly management of the Property. Attached hereto as Exhibit E, and incorporated herein, are the current Rules and Regulations. Tenant agrees to abide by such rules and regulations. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation of any such rules and regulations by any other person to whom such rules and regulations apply.

4.7              Auctions: Tenant shall not conduct or permit to be conducted on any portion of the Leased Premises, any sale of any kind other than in the ordinary course of business, including (a) any public or private auction, fire sale, going out of business sale, distress sale, or other liquidation sale, or (b) any so-called flea market, open-air market, or any other similar activity.

4.8              Parking: Tenant shall have the non-exclusive right to use not more than Tenant's Allocated Share of all non-assigned parking spaces, for its use and the use of its employees and invitees, the location of which may be designated from time to time by Landlord. Tenant shall not at any time use or permit its employees or invitees to use more parking spaces than Tenant's Allocated Share of such spaces. Tenant shall not have the exclusive right to use any specific parking spaces unless otherwise agreed to by Landlord in writing. Landlord has the right to assign to one or more tenants the exclusive right to parking spaces as designated by Landlord (and Tenant shall not park in such spaces). Within two (2) business days after written request therefor from Landlord, Tenant shall furnish Landlord with a list of its and its employees' vehicle license numbers and Tenant shall thereafter notify Landlord of any change in such list within five (5) days after each such change occurs. Landlord reserves the right, to have any vehicles owned by Tenant or its employees or invitees utilizing parking spaces in excess of the parking spaces allowed for Tenant's use to be towed away at Tenant's cost, and Tenant shall not at any time park or permit the parking of its vehicles or the vehicles of others adjacent to loading areas so as to interfere in any way with the use of such loading areas. Tenant shall not at any time park or permit the parking of its vehicles or the vehicles of others on any portion of the Property not designated by Landlord as a parking area, and Tenant shall not at any time park or permit the parking of its vehicles or the vehicles of others overnight. All trucks and delivery vehicles used for delivering goods to Tenant shall be (i) parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Property, and (iii) permitted to remain on the Property only so long as is reasonably necessary to complete loading and unloading, and Landlord reserves the right to establish reasonable hours during which deliveries to the Property may be made. In the event Landlord elects or is required by any Law to limit or control parking on the Property (including, but not limited to, granting exclusive parking privileges), whether by validation of parking tickets or any other method, Tenant agrees to participate in such validation or other program under such reasonable rules and regulations as are from time to time established by Landlord.

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ARTICLE 5

TRADE FIXTURES AND LEASEHOLD IMPROVEMENTS

5.1              Trade Fixtures: Throughout the Lease Term, Tenant shall provide, install, and maintain in good condition all Trade fixtures required in the conduct of its business in the Leased Premises. All Trade Fixtures shall remain Tenant's property.

5.2              Leasehold Improvements: Tenant shall not construct any Leasehold Improvements or otherwise alter the Leased Premises without Landlord's prior approval if the cumulative cost therefore over the Term of this Lease exceeds One Thousand Dollars ($1,000.00) or such work affects the structural parts, building systems, or exterior of the Building. In no event shall improvement work be undertaken by Tenant until Landlord shall have first approved the plans and specifications therefore, which approvals shall not be unreasonably withheld. All such approved Leasehold Improvements shall be installed by Tenant at Tenant's expense, using a licensed and financially sound contractor first approved by Landlord, in substantial compliance with the approved plans and specifications therefor. All construction done by Tenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence construction of any Leasehold improvements until (a) all required governmental approvals and permits shall have been obtained, (b) all requirements regarding insurance imposed by this Lease shall have been satisfied, (c) Tenant shall have given Landlord at least five (5) days prior written notice of the actual date for which such construction shall commence, (d) Tenant shall have notified Landlord by telephone of the commencement of construction on the day it commences, and (e) Tenant shall have obtained contingent liability and broad form builder's risk insurance in an amount satisfactory to Landlord if there are any perils relating to the proposed construction not covered by insurance carried pursuant to Article 9. All Leasehold Improvements shall remain the property of Tenant during the Lease Term but shall not be altered or removed from the Leased Premises. At the expiration or sooner termination of the Lease Term, all Leasehold Improvements shall be surrendered to Landlord as part of the realty and shall then become Landlord's property, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, that if Landlord requires Tenant to remove any Leasehold Improvements in accordance with the provisions of Article 15, then Tenant shall so remove such Leasehold Improvements and restore the Leased Premises to their condition prior to the installation of such improvements prior to the expiration or sooner termination of the Lease Term. As a condition to the Landlord's prior approval for any Leasehold Improvements, Landlord may require Tenant to increase the amount of the Security Deposit to an amount necessary to restore the Leased Premises to their condition prior to the installation of such improvements, which amount is to be determined by Landlord in its sole, good faith discretion.

5.3              Alterations Required by Law: Tenant shall comply with all Laws, rules and regulations that are now in effect or may hereafter be applicable to the Leased Premises. Without limiting the foregoing, Tenant shall make all alterations, additions or changes, of any sort that are required by any Law, whether structural or otherwise, to the Leased Premises, and Tenant shall make all alterations, additions or changes, of any sort, whether structural or otherwise, to the Common Areas and/or Property that are required by any Law (a) for Tenant to operate its business upon the Leased Premises, (b) because of Tenant's use or change of use of the Leased Premises, (c) because of Tenant's application for any permit or governmental approval, or (d) because of Tenant's construction or installation of any Leasehold Improvements or Trade Fixtures.

5.4              Landlord's Improvements: All fixtures, improvements or equipment which are installed or constructed by Landlord on, or attached by Landlord to, the Leased Premises shall become a part of the realty and belong to Landlord.

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5.5              Liens: Tenant shall keep the Leased Premises and the Property free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Leased Premises, if any claim of lien is recorded. Tenant shall bond against or discharge the same within then (10) days after the same has been recorded against the Leased Premises. Should any lien be filed against the Leased Premises or any action commenced affecting title to the Leased Premises, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

ARTICLE 6
REPAIR AND MAINTENANCE

6.1              Tenant's Obligation to Maintain: Subject to the provisions of paragraph 6.2 (Landlord's Obligation to Maintain), Article 11 (Damage to Leased Premises), and Article 12 (Condemnation), Tenant shall, at all times during the Lease Term, clean, keep, maintain, repair, and replace when necessary, in good first class order, condition and repair the Leased Premises and all appurtenances thereto for Tenant's exclusive use, including but not limited to all electrical, plumbing, HVAC, lighting facilities, boilers, pressure vessels, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, skylights (including cleaning both interior and exterior surfaces) and utilities inside and outside of the Building, however, as to any part of such facilities that are not within the Leased Premises, if there are other users of such facilities, then only up to the point where such facilities join a main or other junction (e.g., sewer main or electrical transformer) from which such facilities are distributed to other users. Tenant, in keeping the Leased Premises in good order, condition and repair, shall exercise and perform good and first class maintenance practices. Tenant's obligations shall include restorations, replacements or renewals when necessary to keep the Leased Premises and all improvements thereon or a part thereof in good order, condition and state of repair. All repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality. If the work affects the structural parts or exterior of the Building or if the estimated cost of any item of repair or replacement exceeds One Thousand Dollars ($1,000.00), then Tenant shall first obtain Landlord's written approval of the scope of work, plans therefor, materials to be used, and the contractor. Subject to the provisions of Section 6.2, below, Tenant shall maintain continuously throughout the Lease Term a service contract for the inspection and maintenance of all HVAC equipment serving the Leased Premises with a licensed HVAC contractor, acceptable to Landlord, which provides for the periodic inspection and servicing of the HVAC equipment at least once per quarter. Tenant shall furnish Landlord with a copy of such service contract, which shall provide that such service contract may not be canceled or changed without at least thirty (30) days prior written notice to Landlord. All repairs and replacements to the HVAC equipment shall be promptly made with new materials of like kind and quality.

6.2              Landlord's Obligation to Maintain: Subject to the provisions of paragraph 6.1 (Tenant's Obligation to Maintain), Article 11 (Damage to Leased Premises), and Article 12 (Condemnation), Landlord, subject to the reimbursement requirements of Section 6.3 below, shall keep in good order, condition and repair the foundations, exterior walls, structural condition of interior bearing walls, exterior roof, Common Area fire alarm and/or smoke detection systems, fire hydrants, parking lots, walkways, parkways, driveways, landscaping, fences, signs and utility systems serving the Common Areas and all parts thereof. Additionally, if there are utility facilities serving portions of the Common Area, and the Leased Premises, or the Leased Premises and other parts of the Property which are leased or are for lease to other parties, Landlord shall, subject to the reimbursement requirements of Section 6.3 below, maintain and operate (and replace when necessary) such equipment. Landlord shall not be responsible for any such repairs, maintenance or replacements required by any accident, fire or other peril except as otherwise required by Article 11, or for damage caused to any part of the Leased Premises by any act, negligence or

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omission of Tenant or its agents contractors, employees or invitees. Landlord shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Landlord be obligated to maintain, repair or replace windows, doors or plate glass of the Leased Premises. Tenant expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease. Landlord may engage contractors of its choice to perform the obligations required of it by this provision, and the necessity of any expenditure made to perform such obligations shall be at the sole discretion of Landlord. It is an express condition precedent to all obligations of Landlord to repair and maintain that Tenant shall have notified Landlord, in writing, of the need for such repairs and maintenance and Landlord is provided reasonable time following such notice to repair or maintain the same. In addition, Landlord may, in Landlord's sole discretion, and at Tenant's sole cost, elect to contract for all or any portion of the maintenance, repair and/or replacement of the HVAC systems serving the Leased Premises (including, without limitation, contracting for the periodic inspection of the HVAC equipment at such time intervals as Landlord may elect).

6.3              Tenant's Obligation to Reimburse: As Additional Rent, Tenant shall pay Tenant's Allocated Share of all "Operating Expenses" (as defined below) or such other amount as Landlord determines in Landlord's sole but good faith discretion in order to equitably allocate such expenses among the tenants of the Property. Payment shall be made by whichever of the following methods is from time to time designated by Landlord, and Landlord may change the method of payment at any time. Tenant shall pay such share of the actual Operating Expenses incurred or paid by Landlord but not theretofore billed to Tenant within ten (10) days after receipt of a written bill therefor from Landlord, on such periodic basis as Landlord shall designate, but in no event more frequently than monthly. Alternatively Landlord shall deliver to Tenant Landlord's reasonable estimate of the Operating Expenses it anticipates will be paid or incurred for the calendar year in question. Tenant shall pay such share of the estimated Operating Expenses in advance in equal monthly installments due with the installment of Base Monthly Rent and as soon as reasonable practicable after the end of such calendar year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Operating Expenses paid or incurred by Landlord in accordance with this Article during the just ending calendar year, and thereupon there shall be an adjustment between Landlord and Tenant, with payment to or a rent credit by Landlord, as the case may require, within ten (10) days after delivery by Landlord to Tenant of said statement, to the end that Landlord shall receive the entire amount of Tenant's share of all Operating Expenses for such calendar year. Tenant shall have the right, exercisable upon reasonable prior notice to Landlord in writing, to inspect Landlord's books and records relating to Operating Expenses at Landlord's or Landlord's property manager's office within thirty (30) days of receipt of any annual statement for the same, for the purpose of verifying the charges contained in such statement. Tenant may not withhold payment pending completion of such inspection.

6.4              Operating Expenses Defined: The term "Operating Expenses" shall mean each and every expense incurred by Landlord to own, operate, maintain, repair, replace, and manage any portion of the Property, including, but not limited to, all costs and expenses paid or incurred by Landlord in doing the following (including payments to independent contractors providing services related to the performance of the following): (i) maintenance of any liability, fire, property damage and other insurance relating to the Property carried by Landlord (including the payment of reasonable "deductibles" and the pre-payment of premiums for coverage of up to one year); (ii) maintaining, repairing, operating, and replacing, when necessary, any items in connection with the Property that Landlord is required to maintain or elects to maintain hereunder; (iii) that portion of all compensation (including benefits and premiums for worker's compensation and other insurance) paid to, or for the benefit of, employees of Landlord involved in the performance of the work described above that is fairly allocable to the Property; and (iv) and property management fees actually incurred with respect to a third party property manager or, if Landlord manages

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the Property itself, an amount not to exceed five percent (5%) of the gross revenues of the Property, as a management fee to Landlord. With respect to the cost of any capital improvement which are not expensed by Landlord, Landlord shall amortize such expenses and such amortized costs may be included in Operating Expenses as follows: the monthly amortization of any such capital improvement shall be the sum of the (a) quotient obtained by dividing the cost of the capital improvement by Landlord's estimate of the number of months of useful life of such improvement plus (b) an amount equal to the cost of the capital improvement times 1/12 of 8%. Nothing set forth herein shall impose upon Landlord an obligation to so repair, maintain and/or replace any items unless such obligation is otherwise expressly set forth elsewhere in this Lease.

6.5              Control of Common Area: Landlord shall at all times have exclusive control of the Common Area. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (a) close any part of the Common Area to prevent a dedication thereof or the accrual of any prescriptive rights therein; (b) temporarily close the Common Area to perform maintenance; (c) designate other property outside the boundaries of the Property to become part of the Property; (d) construct parking structures on any part of the Common Area; (e) change the shape, size or location of the Common Area; (f) eliminate or add any buildings or improvements; (g) make changes to the Common Area including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic; and/or (h) change the name or address of the Building. Landlord reserves the right to use the air space above the Common Area for the construction of improvements or for any other purpose so long as such use does not unreasonably interfere with the non-exclusive right to use the surface of the Common Area granted to Tenant by this Lease.

6.6              Tenant's Negligence: Tenant shall pay for all damage to the Property caused by the negligent act or omission of Tenant, its agents, employees, contractors, or invitees or by the failure of Tenant to comply with the terms of this Lease, except as otherwise provided by paragraph 9.4. Tenant shall make payment therefor on demand by Landlord.

ARTICLE 7
WASTE DISPOSAL AND UTILITIES

7.1              Waste Disposal: Tenant shall store its waste either inside the Leased Premises or in containers with lids that are kept closed (e.g. "dumpsters") located within outside trash enclosures that are (a) fully fenced and screened in compliance with all Private Restrictions, (b) in compliance with all applicable law, (c) designed for such purpose to be used either exclusively by Tenant or in common with others as designated by Landlord, and (d) first approved by Landlord. All entrances to such outside trash enclosures shall be kept closed, and waste shall be stored in containers in such manner so that the container lids are kept closed and such waste is not visible, nor is the smell noticeable, from the exterior of such outside enclosures. Tenant shall contract for and cause all of its waste to be regularly removed (daily if necessary) from the Leased Premises. Tenant shall keep all fire corridors and mechanical equipment rooms in the Leased Premises free and clear of all obstructions at all times. If Landlord provides for rubbish or garbage removal, Tenant shall pay a proportionate share of such expenses based upon the square footage of all tenants who utilize such service in relation to Tenant's square footage, Tenant acknowledging that all tenants may not use such service. Tenant shall either pay an estimated sum (based upon an estimate provided by Landlord) monthly or the actual sum within ten (10) days of Landlord's delivery of an invoice therefor to Tenant. If payment is upon an estimated sum, Landlord shall perform a year-end reconciliation of such expenses.

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7.2              Utilities: Tenant shall promptly pay, as the same becomes due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up, and any other utilities, materials or services furnished directly to or used by Tenant on or about the Leased Premises during the Lease Term. If any utility service is not separately metered to the Leased Premises, then Tenant shall pay its prorata share of the cost of such utility service with all others served by the service not separately metered or such other amount as Landlord determines in Landlord's sole but good faith discretion in order to equitably allocate such expenses among the tenants of the Property using such utilities. Further, if Landlord determines that Tenant is using a disproportionate amount of any utility service not separately metered, then Landlord at its election may (a) periodically charge Tenant, as additional rent, a sum equal to Landlord's estimate of the cost of Tenant's excess use of such utility service, or (b) install a separate meter to measure the utility service supplied to the Leased Premises, at Tenant's cost.

7.3              Compliance with Governmental Regulations: Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the Property including, but not limited to, the Tenant's use of utility services, including any rationing, limitation, or other control. Landlord may cooperate voluntarily in any reasonable manner with the efforts of all governmental agencies or utility suppliers in reducing consumption of energy or other resources. Tenant shall not be entitled to terminate this Lease nor to any abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all rules, regulations and requirements which Landlord may prescribe relating to the utility systems.

ARTICLE 8
PAYMENT OF TAXES

8.1              Real Property Taxes Defined: The term "Real Property Taxes" as used herein shall mean (a) all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay for any general or special assessments for public improvements, services, or benefits and any increases resulting from reassessments, new construction, or change in ownership or valuation), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against or with respect to (i) the value, occupancy or use of the Property (as now constructed or as may at any time hereinafter be constructed, altered or otherwise changed), (ii) the fixtures, equipment, and other real or personal property of Landlord that are an integral part of the Property, (iii) the gross receipts, income, and rentals from the Property, or (iv) the use of energy within the Property; (b) all charges, levies or fees imposed by reason of environmental regulation or other governmental control of the Property; (c) any excise, transaction, sales, privilege or other tax now or hereafter imposed upon Landlord as a result of and leases for any portion of the Property; and (d) all costs and fees (including attorneys' fees) incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If at any time during the Lease Term the taxation or assessment of the Property shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate, substitute, or additional tax or charge (a) on the value, use or occupancy of the Property, (b) on or measured by the gross receipts, income, or rentals from the Property, or on Landlord's business of leasing the Property, or (c) computed in any manner with respect to the operation of the Property, then any such tax or charge, however designated, shall be included within the meaning of the term "Real Property Taxes" for purposes of this Lease. If any Real Property Tax is based upon property or rents unrelated to the Property, then only that part of such Real Property Tax that is fairly allocable to the

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Property shall be included within the meaning of the term "Real Property Taxes." Notwithstanding the foregoing, the term "Real Property Taxes" shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord's income from all sources.

8.2              Tenant's Obligation to Reimburse: As additional rent, Tenant shall pay Tenant's Allocated Share of all Real Property Taxes assessed against the Property which become due during the Lease Term or such other amount as Landlord determines in Landlord's sole but good faith discretion in order to equitably allocate such expenses among the tenants of the Property. Tenant shall pay its share of Real Property Taxes (a) within ten (10) days after being billed for the same by Landlord, or (b) no later than ten (10) days before such Real Property Taxes become delinquent, whichever last occurs. Alternatively Landlord shall deliver to Tenant Landlord's reasonable estimate of the taxes it anticipates will be paid or incurred for the calendar year in question. Tenant shall pay such share of the estimated taxes in advance in equal monthly installments due with the installment of Base Monthly Rent and within a reasonable time after the end of such calendar year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual taxes paid or incurred by Landlord in accordance with this Article during the just ending calendar year, and thereupon there shall be an adjustment between Landlord and Tenant, with payment to or a rent credit by Landlord, as the case may require, within ten (10) days after delivery by Landlord to Tenant of said statement, to the end that Landlord shall receive the entire amount of Tenant's share of all taxes for such calendar year. If requested by Tenant in writing within thirty (30) days of receipt of a bill for Tenant's Allocated Share of Real Property Taxes, Landlord shall furnish Tenant with such evidence as is reasonably available to Landlord with respect to the amount of any Real Property Tax which is part of such bill. Tenant may not withhold payment of such bill pending receipt and/or review of such evidence. If any Lender requires Landlord to impound Real Property Taxes on a periodic Basis during the Lease Term, then Tenant, on notice from Landlord indicating this requirement, shall pay a sum of money toward its liability under this Article to Landlord on the same period basis in accordance with the Lender's requirements. Landlord shall impound the Real Property Tax payments received from Tenant in accordance with the requirements of the Lender. If any assessments are levied against the Property, Landlord may elect to either pay the assessment in full or allow the assessment to go to bond.

8.3              Taxes on Tenant's Property: Tenant shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed against Tenant, Tenant's estate in this Lease, the property of Tenant situated upon the Property, or Leasehold Improvements, which become due during the Lease Term.

ARTICLE 9
INSURANCE

9.1              Tenant's Insurance: Tenant shall maintain in full force and effect during the Lease Term the following insurance:

A.                Tenant shall maintain a policy or policies of commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death, and damage to property occurring in or about, or resulting from an occurrence in or about, the Leased Premises with combined single limit coverage of not less than the amount of Tenant's Minimum Liability Insurance coverage set forth in Article 1. Such commercial general liability insurance shall contain a "contractual liability" endorsement insuring Tenant's performance of Tenant's obligation to indemnify Landlord as set forth in Article 10. If Landlord's Lender or Landlord's insurance advisor or counsel reasonably determines at any time that the amount of such coverage is not adequate, Tenant shall increase such

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coverage to such amount as Landlord's Lender, insurance advisor or counsel reasonably deems adequate, not to exceed the level of coverage then commonly carried by comparable businesses similarly situated.

B.                 Tenant shall maintain a policy or policies of property insurance against "all risks" at least as broad as the current ISO Special Form policy, including earthquake and flood (if required by a lender that has or will obtain a lien on the Leased Premises), for loss to the Leased Premises, the structures on the Leased Premises, any Tenant Improvements, floor and wall coverings, and business personal property on a full insurable replacement cost basis with no coinsurance clause, and Business Income insurance covering at least six months of loss of income and continuing expense. The proceeds from any of such policies shall be used for the repair or replacement of such items so insured.

C.                 If Tenant undertakes or authorizes any construction, alteration, improvements or the like in the Leased Premises, then Tenant shall maintain contingent liability and broad form builder's risk insurance with coverage in an amount satisfactory to Landlord.

D.                Tenant shall maintain a policy or policies of workers compensation insurance and any other employee benefit insurance sufficient to comply with all Laws.

E.                 Tenant shall maintain a policy or policies of automobile liability insurance covering all owned, nonowned, and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage.

F.                  Landlord and such others it designates shall be named as additional insureds on the policies of insurance described in this Article. All insurance required by this Article (i) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord, (ii) shall be in a form satisfactory to Landlord, (iii) shall be carried with companies reasonably acceptable to Landlord, (iv) shall provide that such policies shall not be subject to cancellation or change except after at least thirty (30) days prior written notice to Landlord, (v) shall contain a "cross liability" provision providing in substance that Landlord, although named as an insured, shall nevertheless be entitled to recover under the policy for any loss suffered by Landlord by reason of the negligence of Tenant, and (vi) shall not have a "deductible" in excess of One Thousand Dollars ($1,000.00) per occurrence. Copies of such policy or policies, or duly executed certificates for them, together with satisfactory evidence of the payment of the premium therefor, shall be deposited with Landlord prior to the time Tenant enters into possession of the Leased Premises and upon renewal of such policies, but not less than thirty (30) days prior to the expiration of the term of such coverage.

9.2              Landlord's Insurance: During the Lease Term, Landlord shall have the following options regarding insurance:

A.                Landlord may maintain a policy or policies of fire and property damage insurance in so-called "fire and extended coverage" form insuring Landlord (and such others as Landlord may designate) against loss of rents and from physical damage to the Leased Premises and with coverage limits as Landlord may elect, in its sole discretion, up to the full replacement cost. Landlord may so insure the Leased Premises separately, or may insure the Leased Premises with other buildings and improvements which Landlord elects to insure together under the same policy or policies. The foregoing notwithstanding, such fire and property damage insurance, at Landlord's election, (i) may be written in so-called "all-risk" form to include such perils as are commonly covered by such form of coverage, (ii) may provide coverage for physical damage to the improvements so insured up to the then full replacement cost

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thereof, (iii) may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood, (iv) may provide coverage for loss of rents for a period of up to twelve (12) months, and (v) may contain "deductibles" as selected by Landlord. Landlord is not obligated to cause such insurance to cover any Trade Fixtures, Leasehold Improvements, or any inventory or other personal property of Tenant.

B.                 Landlord may maintain a policy or policies of commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring or resulting from an occurrence in, on or about the Property, with combined single limit coverage of Two Million Dollars ($2,000,000), or such greater or lesser coverage as Landlord may, in its sole discretion, from time to time determine is necessary for its protection.

9.3              Tenant's Obligation to Reimburse: The cost of the insurance which Landlord is either obligated or elects to carry pursuant to this Article 9 and any deductible amount paid by Landlord and excluded from the coverage of such insurance shall be part of Operating Expenses and Tenant's Allocated Share of the same shall be paid by Tenant to Landlord pursuant to Article 6. If Landlord's insurance rates are increased at any time during the Lease Term as a result of the nature of Tenant's use of the Leased Premises and Landlord does not elect to terminate the Lease, Tenant shall reimburse Landlord for the full amount of such increase immediately upon receipt of a bill from Landlord therefor.

9.4              Release and Waiver of Subrogation: The parties hereto release each other, and their respective agents and employees, from any liability for injury to any person or damage to property that is caused by or results from any risk insured against under any valid and collectible insurance policy required to be carried by either of the parties, hereunder, which contains a waiver of subrogation by the insurer and is in force at the time of such injury or damage; provided, however, that any such person or entity shall not be released from such liability to the extent any damages resulting from such injury or damage are not covered by the recovery obtained by the insured from such insurance. This release shall be in effect only so long as the applicable insurance policy contains a clause to the effect that this release shall not affect the right of the insured to recover under such policy. Each party shall use its reasonable efforts, to cause each insurance policy required to be obtained by it, hereunder, to provide that the insurer waives all right of recovery by way of subrogation against the other party and its agents and employees in connection with any injury or damage covered by such policy. If, however, any such insurance policy cannot be obtained at reasonable cost with such a waiver of subrogation, then the party obtaining such insurance shall be relieved of the obligation to obtain such a waiver of subrogation rights from the insurer with respect to the particular insurance involved.

ARTICLE 10
LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY

10.1          Limitation on Landlord's Liability: Landlord shall not be liable to Tenant nor shall Tenant be entitled to any abatement of rent, for any injury to Tenant, its agents, employees, contractors, or invitees, damage to Tenant's property, or loss to Tenant's business resulting from any cause whatsoever including, without limitation, Landlord's and/or its contractor's, employee's, and/or agent's active or passive negligence, provided, however, that Landlord shall not be released from liability for loss or damage caused solely by its gross negligence or willful misconduct. Except as set forth above, Tenant's sole remedy is to rely upon insurance it is either required to maintain hereunder or may obtain to adequately cover such potential losses.

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10.2          Indemnification of Landlord: Tenant shall hold harmless, indemnify and defend Landlord and its employees and agents, with competent counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage (a) resulting from any cause or causes whatsoever (other than the sole willful misconduct of Landlord) occurring in or about or resulting from an occurrence in or about the Leased Premises during the Lease Term or while Tenant is occupying the Leased Premises, or (b) resulting from the negligence or willful misconduct of Tenant or its agents, employees, contractors, guests and/or invitees, wherever the same may occur, or (c) resulting from Tenant's sale, use, storage or disposal of Hazardous Materials. The provisions of this paragraph shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or sooner termination and the date Tenant vacates possession of the Leased Premises.

ARTICLE 11
DAMAGE TO LEASED PREMISES

11.1          Landlord's Duty to Restore: Except as set forth above, if the Leased Premises are damaged by any peril after the Commencement Date of this Lease, Landlord shall restore the Leased Premises unless the Lease is terminated by Landlord pursuant to this Article. All insurance proceeds available from fire and property damage insurance carried by Landlord pursuant to Article 9 shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to this Article then all insurance proceeds available from insurance carried by Tenant which covers loss to property that is Landlord's property or would become Landlord's property on the termination of this Lease shall be paid to and become the property of Landlord. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, to the extent then allowed by Law, to substantially the same condition in which the Leased Premises were immediately prior to such damage. Landlord's obligation to restore shall be limited to the Leased Premises as they existed as of the Commencement Date, excluding any Leasehold Improvements, Trade Fixtures, and/or personal property constructed or installed by Tenant in the Leased Premises. Tenant shall forthwith replace or fully repair all Leasehold Improvements and Trade Fixtures installed by Tenant and existing at the time of such damage or destruction.

11.2          Landlord's Right to Terminate: Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate, not later than thirty (30) days after receipt of a written notice from Tenant, following such damage, requesting Landlord's election:

A.                The Leased Premises or Building is damaged by any peril either (i) covered by the type of insurance Landlord is required to carry pursuant to Article 9 or (ii) covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction, to such an extent that the reasonable time to restore the Leased Premises exceeds one hundred twenty (120) days.

B.                 The Leased Premises or the Building is damaged by any peril both (i) not fully covered by the type of insurance Landlord is required to carry pursuant to Article 9 and (ii) not fully covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction, unless Tenant elects to pay to Landlord the uninsured amount necessary to fully restore the Leased Premises or Building, in which case the Lease shall not terminate. Such election by

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Tenant must be made, in writing, within ten (10) days of notice from Landlord that some or all of the damage is uninsured and Tenant must deposit with Landlord the full amount of the estimated uninsured damage within ten (10) days of receipt of Landlord's estimate(s), and following completion Tenant shall immediately pay the deficiency or shall be credited the overpayment, as appropriate, based upon the actual restoration costs and payments made by Tenant.

C.                 The Leased Premises are damaged by any peril during the last Six (6) months of the Lease Term to such an extent that the reasonable time to restore the Leased Premises exceeds Sixty (60) days provided, however, that Landlord may not terminate this Lease pursuant to this subparagraph if Tenant, at the time of such damage, has an express written option to further extend the term of this Lease for a period of at least two (2) years and Tenant exercises such option to so further extend the Lease Term within ten (10) days following the date of such damage, or

D.                The Building is damaged by any peril and, because of the Laws then in force, (i) may not be restored at reasonable cost to substantially the same condition in which it was prior to such damage, (ii) may not be used for the same use being made thereof before such damage whether or not restored as required by this Article, or (iii) such damage is not fully covered by insurance then in effect or required to be maintained by Landlord as set forth herein.

11.3          Tenant's Right to Terminate: If the Leased Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, following Tenant's written request for the same, Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord may be completed. Should the Leased Premises be reasonably unsuitable for Tenant's continued use of the same as a result of such damage, Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Landlord of a written notice of election to terminate within ten (10) days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

A.                The Leased Premises are damaged by any peril and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Leased Premises cannot be substantially completed within two hundred seventy (270) days after the date of such damage, or

B.                 The Leased Premises are damaged by any peril within one hundred eighty (180) days of the last day of the Lease Term (and an option to extend, if any, has not been exercised), and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Leased Premises cannot be substantially completed within sixty (60) days after the date of such damage.

11.4          Abatement of Rent: There shall be no rent abatement if rent loss insurance is in effect pursuant to paragraph 9.2A above. If rent loss insurance is not in effect, then in the event of damage to the Leased Premises which does not result in the termination of this Lease, the Base Monthly Rent shall be temporarily abated during the period of restoration based upon the ratio of the square footage of the Leased Premises in proportion to the square footage of the portion of the Leased Premises damaged or destroyed. Tenant shall not be entitled to any compensation from Landlord for loss of Tenant's property or loss to Tenant's business caused by such damage or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law, hereinafter enacted.

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ARTICLE 12

CONDEMNATION

12.1          Taking of Leased Premises: If all or any part of the Leased Premises is taken by means of (a) any taking by the exercise of the power of eminent domain, whether by legal proceedings or otherwise, (b) a voluntary sale or transfer by Landlord to any condemnor under threat of condemnation or while legal proceedings for condemnation are pending, or (c) any taking by inverse condemnation (a "Condemnation"), then Landlord shall have the option to terminate this Lease. If all or any part of the Leased Premises are taken by Condemnation and the Leased Premises cannot be reconstructed within a reasonable period of time and thereby made reasonably suitable for Tenant's continued occupancy for the Permitted Use, then Tenant shall have the option to terminate this Lease. Any such option to terminate by either Landlord or Tenant must be exercised within a reasonable period of time, not to exceed 20 days after notice of the taking, to be effective as of the date that possession of the Leased Premises is taken by the condemnor.

12.2          Restoration Following the Taking: If any part of the Leased Premises or any Common Area is taken by Condemnation and this Lease is not terminated, then Landlord shall make such repairs and alterations that are reasonably necessary to make that which is not taken a complete architectural unit, but Landlord shall not be obligated to (a) spend more than the amount of any condemnation award recovered by Landlord for such restoration to the Leased Premises, or (b) deviate significantly from the work originally required to construct the Leased Premises.

12.3          Abatement of Rent: Except in the case of a temporary taking, if any portion of the Leased Premises is taken by Condemnation and this Lease is not terminated, then as of the date possession is taken, the Base Monthly Rent shall be reduced in the same proportion that the square footage of that part of the Leased Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original square footage of the Leased Premises.

12.4          Temporary Taking: If any portion of the Leased Premises is temporarily taken by Condemnation for a period which does not extend beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant's ability to use the Leased Premises for the Permitted Use, and such taking is to continue for a period of Two Hundred Seventy (270) days or longer, then Landlord and Tenant shall each independently have the option to terminate this Lease, effective on the date possession is taken by the condemnor, so long as notice is provided of such termination within 20 days of knowledge of such taking and that such taking is to exceed Two Hundred Seventy (270) days.

12.5          Division of Condemnation Award: Any award made as a result of any condemnation of the Leased Premises or any Common Area shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award, provided, however, that Tenant shall be entitled to receive any Condemnation award that is made directly to Tenant (a) for the taking of personal property or Trade Fixtures belonging to Tenant or (b) for Tenant's moving costs. The rights of Landlord and Tenant regarding any Condemnation shall be determined as provided in this Article, and Tenant hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition the Supreme Court to terminate this Lease in the event of a partial taking of the Leased Premises.

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ARTICLE 13

DEFAULTS AND REMEDIES

13.1          Events of Tenant's Default: Tenant shall be in default of this Lease, allowing Landlord to pursue any of the remedies set forth below or any other remedies afforded by law or equity, if any of the following events occur:

A.                Tenant fails to pay any payment obligation (Base Monthly Rent, Additional Rent and/or any other monetary payments due hereunder) when due;

B.                 Tenant fails to perform any term, covenant, or condition of this Lease, except those payment obligations referred to in the immediately preceding subparagraph, and Tenant fails to cure such default within ten (10) days after delivery of written notice from Landlord informing Tenant of such default;

C.                 Tenant makes an assignment, sublease, or other Transfer in violation of Article 14;

D.                Tenant makes a general assignment of its assets for the benefit of its creditors;

E.                 There occurs an attachment of execution on, the appointment of a custodian or receiver with respect to, or other judicial seizure of (i) substantially all of Tenant's assets, (ii) any property of Tenant essential to the conduct of Tenant's business in the Leased Premises, or (iii) the leasehold created by this Lease, and Tenant fails to obtain a return or release of such property within thirty (30) days thereafter or prior to sale or other disposition, whichever is earlier;

F.                  Tenant vacates the Leased Premises for more than thirty (30) days during any calendar year during the Lease Term or Tenant abandons the Leased Premises; or

G.                A court makes or enters any decree or order with respect to Tenant or Tenant submits to or seeks a decree or order (or a petition or pleading is filed in connection therewith) which: (i) grants or constitutes (or seeks) an order for relief, appointment of a trustee, or confirmation of a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed (or seeks such approval of) a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor's relief law or statute of the United States or any state thereof, or (iii) otherwise directs (or seeks) the winding up or liquidation of Tenant; provided, however that if any such petition, decree or order is not voluntarily filed or made by Tenant, that Tenant shall not be in default until such petition, decree or order remains undischarged for a period of thirty (30) days.

13.2          Landlord's Remedies: In the event of any default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative.

A.                Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the remedies of injunctive relief and special performance to compel Tenant to perform its obligations under this Lease, and (iii) the right to cause a receiver to be appointed to administer and manage the Leased Premises. It is expressly agreed that the remedies herein include the remedies provided in Civil Code Section 1951.4 or any successor statute, such that Landlord may continue this Lease in effect after Tenant's breach and abandonment and recover rent as it becomes

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due, so long as this Lease provides that Tenant may sublet or assign its rights hereunder subject only to reasonable limitations.

B.                 Landlord may make any payment or perform any obligation of Tenant. All sums paid by Landlord and all necessary costs of such performance by Landlord with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, shall be reimbursed to Landlord on demand by Landlord. Landlord shall have the same rights and remedies in the event of nonpayment of such amounts by Tenant as in the case of failure by Tenant in the payment of rent and the same shall be deemed additional rent hereunder.

C.                 Landlord may, at Landlord's election, enter the Leased Premises and re-lease them, or any part of them, to third parties for Tenant's account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in re-leasing the Leased Premises, including broker's commissions, expenses of altering and preparing the Leased Premises required by the re-leasing, and like costs. Reletting may be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent and other sums due under this Lease on the date rent is due, less the rent and other sums Landlord received from any re-leasing. No act by Landlord allowed by this subparagraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. Notwithstanding any re-leasing without termination, Landlord may later elect to terminate this Lease because of the default by Tenant.

D.                In the event Tenant breaches this Lease and abandons the Leased Premises, this Lease shall not terminate and Tenant shall continue to be entitled to possession of the Leased Premises, unless Landlord gives Tenant written notice of its election to so terminate this Lease, which Landlord may do at the time of such breach and abandonment or at any time thereafter and which shall cause this Lease to terminate, regardless of whether Landlord has theretofore exercised any other of its remedies. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach shall constitute a termination of Tenant's right to possession unless Landlord gives Tenant written notice of termination. Should Landlord not terminate this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease including the right to recover the rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4, or any successor statute.

E.                 Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. No act by or on behalf of Landlord intended to mitigate the adverse effect of Tenant's default shall constitute a termination of the Lease or Tenant's right to possession unless Landlord gives Tenant written notice of termination. Any such termination shall not relieve Tenant from the payment of any sums then due Landlord or from any claim for damages resulting from Tenant's default. Following termination of the Lease, and without prejudice to any other remedies Landlord may have, Landlord may then or any time thereafter (i) reenter the Leased Premises upon surrender by Tenant or expel or remove Tenant therefrom together with any other persons occupying it, using such legal proceedings as are then available, (ii) repossess and use the Leased Premises or re-lease it or any part thereof for such term, at such rent, and upon such other terms and conditions as Landlord in its sole discretion may determine, and (iii) remove all property of Tenant therefrom at Tenant's expense in accordance with Article 15.

F.                  In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord's election, to damages in an amount as set forth in California Civil Code Section 1951.2, or any successor statute. For purposes of computing damages pursuant to said Section 1951.2, (i) the Agreed Interest Rate shall be used where permitted, and (ii) rent due under this Lease shall include the Base

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Monthly Rent and the Additional Rent, determined on a monthly basis where necessary to compute such damages. Such damages shall include without limitation

(1)               The worth at the time of award of the unpaid rent which had been earned at the time of termination;

(2)               The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(3)               The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(4)               Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following: (a) expenses for cleaning, repairing or restoring the Leased Premises; (b) expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of re-leasing, including installation of leasehold improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to a new tenant, or otherwise), (c) broker's fees, advertising costs and other expenses of re-leasing the Leased Premises; (d) costs of carrying the Leased Premises, such as taxes, insurance premiums, utilities, and security precautions; (e) expenses in retaking possession of the Leased Premises; and (f) attorney's fees and court costs incurred by Landlord in retaking possession of the Leased Premises and in releasing the Leased Premises or otherwise incurred as a result of Tenant's default.

G.                Nothing in this paragraph shall limit Landlord's right to indemnification from Tenant as provided in Article 10.

H.                 Tenant agrees that any notice given by Landlord pursuant to Paragraph 13.1 of this Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Should Landlord prepare any notice to Tenant for failure to pay rent, additional rent or perform any other obligation under the Lease, Tenant shall pay to Landlord, without any further notice from Landlord, the additional sum of $450.00 which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of preparing such notice.

13.3          Landlord's Default and Tenant's Remedies: In the event Landlord fails to perform any of its obligations under this Lease and fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously, with due diligence, prosecutes such cure to completion where such default could not reasonably be cured within said thirty (30) day period, then Tenant shall have the following remedies only:

A.                Tenant may proceed in law or in equity to compel Landlord to perform its obligations.

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B.                 Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and/or any similar or successor law regarding Tenant's right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under the Lease. Without limiting the foregoing, Tenant waives any and all rights to assert constructive eviction. Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including the provisions of Sections 1174 and 1179 of the California Code of Civil Procedure and/or any similar or successor law.

13.4          Waiver: One party's consent to or approval of any act by the other party requiring the first party's consent or approval shall not be deemed to waive or render unnecessary the first party's consent to or approval of any subsequent similar act by the other party. The receipt of acceptance by Landlord of any rent with or without knowledge of the breach of any provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or hereafter occurring. The waiver by either party of any breach of any provision of the Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained.

ARTICLE 14
ASSIGNMENT AND SUBLETTING

14.1          By Tenant: The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this paragraph as "Tenant"):

A.                Tenant shall not do any of the following (collectively referred to herein as "Transfer"), whether voluntarily, involuntarily, or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld: (i) assign or otherwise transfer its interest in this Lease or in the Leased Premises; (ii) sublet all or any part of the Leased Premises or allow it to be sublet, occupied, or used by any person or entity other than Tenant; (iii) transfer any right appurtenant to this Lease or the Leased Premises; (iv) mortgage or encumber the Lease (or otherwise use the Lease as a security device) in any manner; or (v) terminate or materially amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord. Tenant shall reimburse Landlord for all reasonable costs and attorney's fees incurred by Landlord in connection with the processing and/or documentation of any requested Transfer, whether or not Landlord's consent is granted. Any Transfer so approved by Landlord shall not be effective until Tenant has paid all such costs and attorneys' fees to Landlord and delivered to Landlord an executed counterpart of the document evidencing the Transfer which (i) is in form approved by Landlord, (ii) contains the same terms and conditions as stated in Tenant's notice given to Landlord pursuant to subparagraph B, below, and (iii) contains the agreement of the proposed Transferee to assume all obligations of Tenant related to the Transfer arising after the effective date of such Transfer and to remain jointly and severally liable therefor with Tenant. Any attempted Transfer without Landlord's consent shall constitute a default by Tenant and shall be voidable at Landlord's option. Landlord's consent to any one Transfer shall not constitute a waiver of the provisions of this paragraph as to any subsequent transfer nor a consent to any subsequent Transfer. No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer.

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B.                 Tenant shall give Landlord at least thirty (30) days prior written notice of any desired Transfer and of the proposed terms of such Transfer including but not limited to (i) the name and legal composition of the proposed Transferee; (ii) an audited financial statement, if available, or an unaudited financial statement if an audited statement is not available, of the Transferee prepared in accordance with generally accepted accounting principles for a period ending not more than one year prior to the proposed effective date of the Transfer; (iii) the nature of the proposed Transferee's business to be carried on in the Leased Premises; (iv) all consideration to be given on account of the Transfer; (v) a current financial statement of Tenant and (vi) such other information as may be requested by Landlord. Tenant's notice shall not be deemed to have been served or given until such time as Tenant has provided Landlord with all information required by this subparagraph.

C.                 In the event that Tenant seeks to make any Transfer, Landlord shall have the right to withhold its consent to such Transfer, as permitted pursuant to this Article, or to exercise any of the rights set forth in this subparagraph, by giving Tenant written notice of its election within thirty (30) days after Tenant's notice of intent to Transfer has been given to Landlord. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Transfer, if Landlord withholds its consent where the proposed Transferee's net worth (according to generally accepted accounting principles) is less than the greater of (i) the net worth of Tenant and Guarantors (collectively) immediately prior to the Transfer, or (ii) the net worth of Tenant and Guarantors (collectively) as of the Commencement Date, such withholding of consent shall be presumptively reasonable. The following rights are in addition to Landlord's right to withhold its consent to any Transfer and may be exercised by Landlord in its sole discretion without limiting Landlord in the exercise of any other right or remedy which Landlord may have.

(1)               Landlord may terminate this Lease or, in the case of a sublease of less than all of the Leased Premises, terminate this Lease as to that part of the Leased Premises proposed to be so sublet, either (i) on the condition that the proposed Transferee immediately enter into a direct Lease of the Leased Premises with Landlord (or, in the case of a partial sublease, a lease of the portion proposed to be so sublet) on the same terms and conditions contained in Tenant's notice, or (ii) so that Landlord is thereafter free to lease the Leased Premises (or, in the case of a partial sublease, the portion proposed to be so sublet) to whomever it pleases on whatever terms are acceptable to Landlord. In the event Landlord elects to so terminate this Lease, then (i) if such termination is conditioned upon the execution of a lease between the Landlord and the proposed Transferee, Tenant's obligations under this Lease shall not be terminated until such Transferee executes a new lease with Landlord, enters into possession, and commences the payment of rent, and (ii) if Landlord elects simply to terminate this Lease (or, in the case of partial sublease, terminate this Lease as to the portion to be so sublet), the Lease shall so terminate in its entirety (or as to the space to be so sublet) fifteen (15) days after Landlord has notified Tenant in writing of such election. Upon such termination, Tenant shall be released from any further obligation under this Lease if it is terminated in its entirety, or shall be released from any further obligation under the Lease with respect to the space proposed to be sublet in the case of a proposed partial sublease. In the case of a partial termination of the Lease, the Base Monthly Rent shall be reduced to an amount which bears the same relationship to the original amount thereof as the area of that part of the Leased Premises which remains subject to the Lease bears to the original area of the Leased Premises. Landlord and Tenant shall execute a cancellation and release with respect to the Lease to effect such termination.

(2)               Landlord may elect to permit Tenant to so assign the Lease or sublease such part of the Leased Premises, in which event Tenant may do so, but without being released of its liability for the performance of all of its obligations under the Lease. If Tenant assigns its interest in this Lease in accordance with this subparagraph (2), then Tenant shall pay to Landlord Fifty percent (50%) of all

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consideration received by Tenant with respect to the assignment of this Lease over and above the assignee's agreement to assume the obligations of Tenant under this Lease. If Tenant sublets all or part of the Leased Premises, then Tenant shall pay to Landlord Fifty percent (50%) of the positive difference, if any, between (i) all rent and other consideration paid by the subtenant to Tenant, less (ii) all rent paid by Tenant to Landlord pursuant to this Lease which is allocable to the area so sublet. Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such rent and other consideration is paid to Tenant by its subtenant. Tenant's obligations under this subparagraph shall survive any assignment or sublease, and Tenant's failure to perform its obligations under this subparagraph shall be a default under this Lease. If Landlord so elects all such excess rent payments shall be made directly from the transferee to Landlord. At the time Tenant makes any payment to Landlord required by this subparagraph, Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct. Landlord shall have the right to inspect Tenant's and the transferee's books and records relating to the payments due pursuant to this subparagraph. Upon request therefore, Tenant and the transferee shall deliver to Landlord copies of all bills, invoices, or other documents upon which its calculations are based. Landlord may condition its approval of Transfer upon obtaining a certification from both Tenant and the proposed Transferee of all amounts that are to be paid to Tenant in connection with such Transfer. As used herein, the term "consideration" shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, if such sums are related to Tenant's interest in this Lease or in the Leased Premises.

D.                If Tenant is a corporation or limited liability company, any dissolution, merger, consolidation, or other reorganization of Tenant, or the sale or transfer in the aggregate over the Lease Term of a controlling percentage of the capital stock or membership interests of Tenant, shall be deemed a voluntary assignment of Tenant's interest in this Lease, provided, however, that the foregoing shall not apply to a corporation the capital stock of which is publicly traded. The phrase "controlling percentage" includes, but is not limited to, the ownership of and the right to vote stock or membership interests possessing more than fifty percent (50%) of the total combined voting power of all classes of Tenant's capital stock or memberships interests issued, outstanding and entitled to vote for the election of directors. If Tenant is a partnership, any withdrawal or substitution (whether voluntary, involuntary, or by operation of law and whether occurring at one time or over a period of time) of any partner(s) owning twenty-five percent (25%) or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership, shall be deemed a voluntary assignment of Tenant's interest in this Lease. In the event of a transaction covered by the terms of this Subsection D, the transferee or assignee (or the parent of the company into which Tenant is merged or which merges into Tenant) shall assume all obligations of Tenant under this Lease.

E.                 Tenant irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent or other consideration not otherwise payable to Landlord by reason of any Transfer. Landlord, as assignee of Tenant, or a receiver for Tenant appointed on Landlord's application, may collect such rent or other consideration and apply it toward Tenant's obligation under this Lease, provided, however, that until occurrence of any default by Tenant, Tenant shall have the right to collect such rent or other consideration.

14.2          By Landlord: Landlord and its successors in interest shall have the right to transfer their interest in the Leased Premises and the Property at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor) from the date of such transfer, (a) shall be automatically relieved, without any further act by any other person or entity, of all liability for the performance of the obligations of the Landlord hereunder

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which may accrue after the date of such transfer, and (b) shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and be bound by the terms of this Lease and to perform all obligations of the Landlord hereunder. As used herein, the term "Landlord" shall mean the Landlord originally named herein, but following any transfer of its interest in the Leased Premises and the Property, the term "Landlord" shall thereafter mean the transferee of such interest.

ARTICLE 15
TERMINATION

15.1          Surrender of the Leased Premises: Immediately prior to the expiration or upon the earlier termination of this Lease, Tenant shall remove all Tenant's Trade Fixtures and other personal property (unless the same are subject to a lien of Landlord and Landlord elects to have such property remain), repair all damage caused by the installation and removal of such property, and vacate and surrender the Leased Premises to Landlord immediately upon expiration or the earlier termination in the same condition as existed at the Commencement Date, reasonable wear tear excepted (however reasonable wear tear excepted shall not include wear and tear that would have been avoided by first class maintenance practices), with (a) all interior walls cleaned, (b) all interior painted surfaces to be repainted in the original color if such painted surfaces have been damaged and repaired as a result of Tenant's removal of Tenant's Trade Fixtures and other personal property or if Tenant has repainted such surfaces or the entire Premises in a color unacceptable to Landlord, (c) all holes in walls and floors repaired, (d) all carpets shampooed and cleaned, (e) all HVAC equipment in good operating order and repair, and (f) all floors cleaned; all to the reasonable satisfaction of Landlord. If Landlord so requests, either before or after the expiration or earlier termination of this Lease, Tenant shall prior to the expiration or earlier termination of this Lease or within ten (10) days of Landlord's request, whichever is later: (a) remove any Leasehold Improvements designated by Landlord, (b) repair all damage caused by such removal, and (c) restore the Leased Premises to the condition existing prior to the time such removed Leasehold Improvements were initially installed. In the alternative, Landlord may elect that Tenant pay to Landlord the amount to so restore the Leased Premises to the condition required by Landlord hereunder. Landlord may hire independent contractors to inspect any systems for which Tenant was responsible for the purpose of determining whether they have been properly maintained by Tenant, and Tenant shall pay the cost thereof within ten (10) days after receipt of a statement therefor from Landlord. If the Leased Premises are not so surrendered at the expiration or earlier termination of this Lease, Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises to the required condition, plus interest on all costs incurred at the Agreed Interest Rate. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Leased Premises, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants. Any personal property of Tenant or any other person left on the Leased Premises after Tenant has abandoned, vacated, or surrendered the Leased Premises shall be deemed to be abandoned and Landlord may dispose of such property in accordance with the provisions of California Civil Code Sections 1980 et seq., or any successor statute.

15.2          Holding Over: This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after expiration of the Lease Term without Landlord's written consent shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Leased Premises. Any holding over after such expiration with the consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified except as expressly agreed to the contrary by Landlord and Tenant in writing. In any event, with respect to any holding over after such expiration, with or without Landlord's consent, the Base Month Rent shall be

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increased to an amount equal to two hundred percent (200%) of the Base Monthly Rent last in effect unless otherwise expressly agreed in writing between Landlord and Tenant.

ARTICLE 16
GENERAL PROVISIONS

16.1          Landlord's Right to Enter: Landlord and its agents may enter the Leased Premises at any reasonable time (after attempting to arrange an appointment with the tenant) for the purpose of (a) inspecting the same, (b) posting notices of nonresponsibility, (c) supplying any service to be provided by Landlord to Tenant, if applicable, (d) showing the Leased Premises to prospective purchasers, mortgagees or tenants, (e) making necessary alterations, additions or repairs, if applicable, (f) performing Tenant's obligations when Tenant has failed to do so, (g) placing upon the Leased Premises ordinary "for lease" or "for sale" signs, and/or (h) attending to an emergency. For each of the aforesaid purposes, Landlord may enter the Leased Premises by means of a master key, and Landlord shall have the right to use any means Landlord may deem necessary to enter the Leased Premises in an emergency.

16.2          Subordination: The following provisions shall govern the relationship of this Lease to any underlying lease, mortgage or deed of trust which now or hereafter affects the Property, and any renewal, modification, consolidation, replacement, or extension thereof (a "Security Instrument").

A.                This Lease is subject and subordinate to all Security Instruments existing as of the date of this Lease. However, if any Lender so elects at any time, this Lease shall become prior and superior to any such Security Instrument.

B.                 At Landlord's election, this Lease shall become subject and subordinate to any Security Instrument created after the date of this Lease. Notwithstanding such subordination, Tenant's right to quiet possession of the Leased Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease, unless this Lease otherwise terminates pursuant to its terms.

C.                 Tenant shall execute any document or instrument required by Landlord or any Lender to make this Lease either prior or subordinate to a Security Instrument, which may include such other matters as the Lender customarily requires in connection with such agreements, including provisions that the Lender not be liable for (i) the return of the Security Deposit unless the Lender receives it from Landlord, and (ii) any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Property in connection with the enforcement of its Security Instrument. Tenant's failure to execute any such document or instrument shall constitute a default by Tenant.

16.3          Tenant's Attornment: Tenant shall attorn (a) to any purchaser of the Leased Premises at any foreclosure sale or private sale conducted pursuant to any security instrument encumbering the Property, (b) to any grantee or transferee designated in any deed given in lieu of foreclosure, or (c) to the lessor under any underlying ground lease should such ground lease be terminated.

16.4          Mortgagee Protection: In the event of any default on the part of Landlord, Tenant will give notice by certified mail to any Lender whose name has been provided to Tenant and shall offer such Lender a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure.

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16.5          Estoppel Certificates and Financial Statements: Tenant agrees, following any request by Landlord, to promptly (and in no event greater than ten (10) calendar days) execute and deliver to Landlord an estoppel certificate upon which Landlord and others it designates may rely (a) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (b) stating the date to which the rent and other charges are paid in advance, if any, (c) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or if there are uncured defaults on the part of Landlord, stating the nature of such uncured defaults and (d) certifying such other information about this Lease as may be reasonably required by Landlord. Tenant's failure to deliver an estoppel certificate within ten (10) days after delivery of Landlord's request therefore shall be a conclusive admission by Tenant that, all matters so requested by Landlord are true and accurate. At any time during the Lease Term, Tenant shall, upon ten (10) days' prior written notice from Landlord, provide Tenant's most recent financial statement and financial statements covering the twenty-four (24) months prior to the date of such most recent financial statement to any existing Lender or to any potential Lender or buyer of the Property. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

16.6          Notices: Except as provided in any applicable unlawful detainer statutes, in which Landlord may either elect that this notice provision shall apply or the notice provision under the applicable unlawful detainer statute shall apply; any notice required or desired to be given regarding this Lease shall be in writing and may be personally served, or in lieu of personal service, may be given by certified mail return receipt requested. If given by mail, such notice shall be deemed to have been given (a) on the third business day after mailing if such notice was deposited in the United States mail, first class certified mail return receipt requested, postage prepaid, addressed to the party to be served at its address first above set forth and (b) in all other cases when actually received. Either party may change its address by giving notice of same in accordance with this paragraph.

16.7          Attorneys' Fees: In the event either party shall bring any action or legal proceeding, or otherwise incur any legal fees, for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or to otherwise enforce, protect or establish any term or covenant of this Lease or right of either party, the prevailing or party not in violation of this Lease shall be entitled to recover, reasonable attorneys' fees and court costs from the other. Tenant shall reimburse Landlord on demand for all reasonable legal, engineering, and other professional services expenses incurred by Landlord in connection with all requests by Tenant or any lender of Tenant for consent, waiver or approval of any kind. In addition, in the event Landlord is required to retain the services of an attorney to enforce the terms of the Lease, including, but not limited to, issuing 3-day notices to pay rent or quit or other notices of default, then, even if no legal action is commenced by Landlord in connection therewith, Tenant shall reimburse Landlord upon written demand for the reasonable costs and expenses of such attorney.

16.8          Corporate Authority: If Tenant is a corporation (or a partnership, LLC or other entity), each individual executing this Lease on behalf of said entity represents and warrants he or she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with the organizational documents of said entity and that this Lease is binding upon said entity in accordance with its terms. If Tenant is a corporation or LLC, Tenant shall, within ten (10) days after request by Landlord, deliver to Landlord a certified copy of the resolution of the board of directors or members of said corporation or LLC authorizing or ratifying the execution of this Lease.

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16.9          Additional Definitions: Any term that is given a special meaning by any provision in this Lease shall have such meaning when used in this Lease or any addendum or amendment hereto. As used herein, the following terms shall have the following meanings:

A.                Agreed Interest Rate: The term "Agreed Interest Rate" shall mean an interest rate of the maximum applicable rate permitted by Law.

B.                 Effective Date: The term "Effective Date" shall mean the reference date of this Lease appearing above.

C.                 Laws: The term "Law" or "Laws" shall mean all laws, rules, regulations, ordinances, directives, covenants, easements, and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, relating in any manner to the Leased Premises (including but not limited to matters pertaining to (a) industrial hygiene, (b) environmental conditions on, in, under, or about the Leased Premises, including soil and groundwater conditions, and (c) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect.

D.                Leasehold Improvements: The term "Leasehold Improvements" shall mean all improvements, additions, alterations, and fixtures installed in the Leased Premises by Tenant or at its expense which are not Trade Fixtures.

E.                 Private Restrictions: The term "Private Restrictions" shall mean all recorded covenants, conditions and restrictions, private agreements, and any other recorded instruments affecting the use of the Property, as they may exist from time to time.

F.                  Trade Fixtures: The term "Trade Fixtures" shall mean anything affixed to the Leased Premises by Tenant at its expense for purposes of trade, manufacture, or ornament (except where Tenant replaced similar work or material originally installed by Landlord) that is specifically unique to Tenant's business as opposed to being useful to Tenants of the Leased Premises generally, which can be removed without injury to the Leased Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Leased Premises, provided, however, that all of Tenant's signs shall be Trade Fixtures regardless of how affixed to the Leased Premises.

16.10      Miscellaneous: Should any provision of this Lease prove to be invalid or illegal, such invalidity shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant, regardless of which party caused the same to be prepared. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. Where Tenant is obligated not to perform any act, Tenant is also obligated to restrain any others within its control from performing such act, including agents, invitees, contractors, subcontractors, and employees. Landlord shall not become or be deemed a partner or a joint venturer of Tenant by reason of this Lease.

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This Lease may be executed in counterparts and faxes or emailed signatures shall be deemed originals for all purposes. This Lease shall be interpreted neutrally regardless of which party was responsible for drafting the same.

16.11      Limitation on Tenant's Recourse: Without limiting anything to the contrary set forth in this Lease Agreement, Tenant expressly agrees that Tenant shall have recourse only to the net rental income of the Building of which the Leased Premises are a part for the satisfaction of any monetary obligations hereunder and Tenant shall not have recourse against any other assets of Landlord whatsoever.

16.12      Entire Agreement: The Lease and any addenda or amendments hereto which are executed by Landlord and Tenant concurrently with this Lease and are attached hereto (and by this reference incorporated herein), are the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord's agent(s) has made any representation or warranty as to (a) whether the Leased Premises may be used for the Permitted Use under existing Law or (b) the suitability of the Leased Premises or the Common Area for the conduct of Tenant's business, or (c) the condition of any improvements located upon the Leased Premises or Common Areas. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. There are no representations between Landlord and Tenant other than those contained in this Lease, and all reliance with respect to any representations is upon the representations contained herein. No subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

16.13      Waiver of Jury Trial: Tenant hereby waives the right to have any dispute relating to this Agreement or, in any way relating to Tenant's occupancy of the Leased Premises, tried before a jury.

16.14      Brokers: Except for the Brokers referenced on the Basic Lease Information Page, each party represents that no other Broker has represented such party with respect to this Lease transaction.

16.15      Energy Ratings Information: Within fifteen (15) days of Landlord's written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Sections 25402.10 or successor statute(s), and related California Code of Regulations, relating to commercial building energy ratings.

16.16      California Disability Compliance: The Leased Premises have not undergone inspection by a certified access specialist to evaluate compliance with the Americans With Disabilities Act of 1990 (as amended), California Senate Bill 1608 (known as the Construction-Related Accessibility Standards Compliance Act) or any related legal requirement.

IN WITNESS WHEREOF, Landlord and Tenant hereafter execute this Lease as a binding agreement between them.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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LANDLORD

Terra Bella Partners LLC

By: /s/ Andrew J. Miller

Andrew J. Miller

Its: Manager

Dated: 4/11/17

TENANT

Knightscope, Inc.,
a Delaware corporation

By: /s/ William Santana Li

Name: William Santana Li

Its: Chairman and CEO

Dated: April 9, 2017

If Tenant is a Corporation, the authorized officers must sign on behalf of the Corporation and indicate the capacity in which they are signing. Landlord may require that this Lease be executed by the President or Vice President and the Secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

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Exhibits

THE FOLLOWING EXHIBITS OF THIS DOCUMENT HAVE BEEN OMITTED BECAUSE THEY ARE NOT MATERIAL TO AN INVESTMENT DECISION AND/OR THE MATERIAL INFORMATION CONTAINED IN SUCH EXHIBITS IS OTHERWISE DISCLOSED IN THE AGREEMENT:

Exhibit A: Property Depiction

Exhibit B: Leased Premises Depiction

Exhibit C: Tenant Improvements

Exhibit D: Hazardous Materials Disclosure

Exhibit E: Rules And Regulations

THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED EXHIBIT TO THE SEC UPON REQUEST.